EXHIBIT 5.1

Perkins Coie LLP
1120 NW Couch Street, Tenth Floor
Portland, OR 97209
(503) 727-2000
www.perkinscoie.com

January 30, 2007

Synthetech, Inc.
1290 Industrial Way
Albany Oregon 97322

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Synthetech, Inc. (the "Company") in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which the Company is filing with the Securities and Exchange Commission with respect to up to 300,000 shares of Common Stock, $0.001 par value (the "Common Stock"), that may be issued pursuant to the Stock Option Grant Notice and Stock Option Agreement Between Synthetech, Inc. and Gregory R. Hahn (the "Agreement").

We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion. In giving this opinion, we are assuming the authenticity of all instruments presented to us as originals, the conformity with originals of all instruments presented to us as copies and the genuineness of all signatures.

Based upon and subject to the foregoing, we are of the opinion that, upon due exercise of the option provided for in the Agreement and payment of the purchase price provided in the Agreement, shares of Common Stock issued in accordance with the terms of the Agreement will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Perkins Coie LLP

Perkins Coie LLP